Exhibit 99.2

Philip Morris International Inc.
2018 First-Quarter Results Conference Call
April 19, 2018

NICK ROLLI

(SLIDE 1.)

Welcome. Thank you for joining us. Earlier today, we issued a press release containing detailed information on our 2018 first-quarter results. You may access the release on www.pmi.com or the PMI Investor Relations App.

(SLIDE 2.)

A glossary of terms, including the definition for reduced-risk products, or "RRPs," as well as adjustments, other calculations and reconciliations to the most directly comparable U.S. GAAP measures, are at the end of today’s webcast slides, which are posted on our website.

As a reminder, effective January 1, 2018, we began managing our business in six reporting segments reflecting a new regional structure. Three years of historical data reflecting the new structure are available on our website and in the Form 8-K that we submitted to the SEC on March 23rd.

Please also note that we are now using operating income to evaluate business segment performance and allocate resources, replacing operating companies income, or "OCI," which was used prior to January 1, 2018. OCI was defined as operating income, excluding general corporate expenses and the amortization of intangibles, plus equity (income)/loss in unconsolidated subsidiaries, net.

(SLIDE 3.)

Today’s remarks contain forward-looking statements and projections of future results. I direct your attention to the Forward-Looking and Cautionary Statements disclosure in today’s presentation and press release for a review of the various factors that could cause actual results to differ materially from projections or forward-looking statements.

It’s now my pleasure to introduce Martin King, our Chief Financial Officer.

Martin.

MARTIN KING

(SLIDE 4.)

Thank you, Nick, and welcome, ladies and gentlemen.

As announced this morning, we are increasing our 2018 reported diluted EPS guidance, at prevailing exchange rates, by five cents to a range of $5.25 to $5.40. The change reflects a lower estimated full-year effective tax rate of approximately 26%.

Our guidance includes 16 cents of favorable currency, at prevailing exchange rates. Excluding currency, our guidance represents a growth rate of approximately 8% to 11% compared to our adjusted diluted EPS of $4.72 in 2017.

(SLIDE 5.)

The reduction in our estimated effective tax rate for 2018 to approximately 26%, versus the 28% that we had previously communicated, is driven by two main factors:

1.	Further analysis and interpretation of the Tax Cuts and Jobs Act , primarily related to foreign tax credit limitations due to the Global Intangible Low Taxed Income provisions of the Act; and

2.	Revised foreign income tax estimates due to a change in the mix of our foreign earnings.

I must caveat that this estimate reflects our current capital structure, as well as our current interpretation of the new tax law, which may change as further regulations and clarifications become available. It also reflects current assumptions regarding earnings mix and tax rates by taxing jurisdiction, which may also change.

(SLIDE 6.)

Our revised guidance also incorporates some caution related to the evolution over the balance of the year of three elements -- which I will cover in more detail later in my remarks -- namely:

•	the timing of price increases in Russia, although the start to the year has been encouraging;

•
slower-than-initially-projected RRP category growth in Japan during the quarter -- given the phenomenal category evolution, we are now reaching different socio-economic strata with more conservative adult smokers who may have slightly slower patterns of adoption; and

•	the pace of recovery of cigarette industry volume and our market share in the GCC, particularly Saudi Arabia.

Consequently, we have not passed through the full benefit of the lower estimated tax rate to our 2018 guidance at this early stage of the year, but will monitor how these dynamics and our related initiatives progress as the year unfolds.

Our revised guidance reflects currency-neutral net revenue growth of around 8%.

(SLIDE 7.)

Turning to our first-quarter results, we recorded strong currency-neutral net revenue growth of 8.3%, driven by higher volume for heated tobacco units and IQOS devices across IQOS markets, coupled with higher pricing for our combustible tobacco portfolio across all Regions, notably South & Southeast Asia and Latin America & Canada.

(SLIDE 8.)

Adjusted operating income declined by 2.7%, excluding currency, mainly due to the following three factors, which André outlined previously during our year-end call in February:

•	the impact of the tax-driven cigarette industry volume decline, as well as the related down-trading and our corresponding market share decrease, in the GCC, principally Saudi Arabia;

•	higher RRP investments, primarily in the EU Region; and

•	our full-year 2018 contribution of $80 million to the Foundation for a Smoke-Free World, which was expensed entirely in the first quarter.

(SLIDE 9.)

Adjusted diluted EPS of $1.00 declined by 1.0%, excluding three cents of favorable currency.

(SLIDE 10.)

Our reported diluted EPS in the quarter came in 13 cents above the $0.87 forecast that we provided in February.

Underpinned by our strong business performance, this better-than-anticipated result was helped by the lower effective tax rate, as well as the timing of certain RRP investments. Nevertheless, our projection of net incremental investment behind RRPs of approximately $600 million in 2018 remains unchanged.

(SLIDE 11.)

Combined cigarette and heated tobacco unit shipment volume declined by 2.3% in the first quarter, or by 1.1%, excluding estimated inventory movements, primarily in Japan and Saudi Arabia.

The decline was principally due to lower cigarette industry volume, notably in Japan, Russia and Saudi Arabia, partly offset by strong growth in heated tobacco unit volume, particularly in Japan and Korea.

For the full-year, we continue to anticipate a combined shipment volume decline of around 2%, compared to an industry volume decline of 2% to 3%, on the same basis.

(SLIDE 12.)

Heated tobacco unit volume is growing rapidly across launch geographies.

In Japan, we lifted the IQOS device sales restriction during the first quarter of 2018. We observed, however, that device sales were slower than our ambitious expectations. This was due to still limited awareness of IQOS's increased availability and, more importantly, to the fact that we were reaching -- earlier in the year than we had anticipated -- the more conservative consumers, especially the age 50+ smoker segment, which represents approximately 40% of the total adult smoker population.

In general, these consumers are likely to display, at least initially, a slower pace in entering the RRP category -- that is, they are less likely to be in the "Innovators" and "Early Adopters" groups shown on this chart. Instead, they are relatively overrepresented in the "Late Majority" and "Laggard" groups, which are larger in size. This is common with any new product category, and especially RRPs, and IQOS in particular, given their phenomenal speed of growth in Japan.

We are therefore adjusting our commercial plans in terms of the timing, intensity and content of communication to specifically address the needs of these adult smokers. In parallel, we are strengthening our loyalty programs for existing IQOS users as competition intensifies.

However, this temporary dynamic may affect our full-year total heated tobacco unit shipment volume, which we have cautiously reflected in our revised guidance.

IQOS continued to record strong heated tobacco category share in Japan in the quarter, at an estimated 80%, and is the undisputed iconic RRP brand. In fact, as the availability of competitive RRP products has increased, there has naturally been experimentation by certain IQOS users -- especially "Innovators" and "Early Adopters" -- with competitive products. This has also been due to the IQOS device sales restriction. However, only an estimated 1% of converted IQOS users fully switch to these competitive products. This is remarkable, particularly given the premium positioning of IQOS, and is a testament to its potential.

Before closing on this topic, I think it is important to highlight the underlying growth in heated tobacco unit demand. Even if the aforementioned dynamic persists, we remain on track to double our worldwide in-market sales of heated tobacco units compared to 2017.

(SLIDE 13.)

Moving to our market share performance, total international share, excluding China and the U.S., increased by 0.4 points in the quarter, driven by higher share for our heated tobacco brands, which were up by one full share point to 1.5%.

Over half of the 0.6 point share decline for our cigarette portfolio was due to Saudi Arabia, where the decrease in cigarette industry volume and related down-trading put pressure on the shares of both Marlboro and L&M.

(SLIDE 14.)

I will now discuss a few of our key geographies, beginning with the EU Region.

Total industry volume declined by 4.1% in the first quarter, or by 3.4% excluding estimated inventory movements. The decline was due mainly to the impact of price increases, including sizable excise tax-driven price increases in France. For the year, we anticipate a total industry volume decline of approximately 2% to 3%, consistent with the structural decline rate.

Our total Regional market share was down by 0.2 points in the quarter, largely reflecting the impact of estimated inventory movements, partly offset by the strong growth of HEETS, which reached a Regional share of 0.8%.

As expected, Regional adjusted operating income, which declined by 15.8% on a currency-neutral basis, was heavily impacted by incremental RRP investments. For the year, we anticipate adjusted operating income growth in the low- to mid-single-digits, excluding currency.

(SLIDE 15.)

In Russia, total industry volume declined by 8.3% in the quarter, due mainly to the impact of price increases and higher illicit trade. For the full year, we expect a total industry volume decline of approximately 7%, consistent with 2017.

Quarter-to-date February cigarette market share declined by 1.1 point, primarily due to our low-price brands. Despite continued down-trading in the market, as well as adult smoker out-switching to IQOS, share for premium Marlboro increased by 0.4 points, while share for above premium Parliament was down only slightly.

We recorded a favorable pricing variance in the quarter, reflecting the annualization of 2017 price increases, as well as additional price increases earlier this year. While this is a welcome development, the pricing environment remains a watch-out, particularly after the scheduled excise tax increase in July.

(SLIDE 16.)

Turning to Saudi Arabia, cigarette industry volume remains under considerable pressure following the June 2017 excise tax-driven price increases. First-quarter industry volume declined by over 40% and was impacted by a further VAT-driven price increase in January.

Our cigarette market share declined by 12.5 points, largely reflecting the impact of significant industry-wide down-trading following the price increases given the premium positioning of our portfolio vis-a-vis competitors.

We anticipate a moderation in the cigarette industry volume decline in the second half of the year, when the June 2017 price increases have been lapped. As I mentioned earlier, the market nonetheless remains a watch-out, along with the broader GCC, due to the differing stages of tax enactment.

(SLIDE 17.)

In Indonesia, cigarette industry volume declined by 2.3% in the first quarter, largely reflecting the soft consumer spending environment coupled with above-inflation excise tax-driven price increases. For the year, we continue to anticipate an industry decline of 1% to 3%.

Cigarette market share increased by 0.2 points in the quarter to 33.2%, driven by the strong performance of Marlboro Filter Black, as well as Dji Sam Soe Magnum Mild, a lighter-tasting machine-made kretek line extension from the Dji Sam Soe brand family, launched in May 2017.

(SLIDE 18.)

In the Philippines, excise tax-driven price increases drove further profit growth in the quarter.

We also recorded strong market share growth, led by Marlboro and Fortune. We are particularly pleased by Marlboro's performance following its price increase in December 2017.

We continue to be very encouraged by the outlook for profit growth in this important market.

(SLIDE 19.)

I will now turn to the performance of IQOS, beginning in Japan.

HeatSticks continued their strong sequential growth trend in the first quarter, reaching a national market share of 15.8%. This represents growth of 8.7 points and 1.9 points versus the first and fourth quarters of 2017, respectively.

(SLIDE 20.)

Looking at IQOS's performance in Sendai specifically, HeatSticks offtake share growth in the first quarter continued to drive an increase in our heated tobacco category share.

It is worth highlighting that the category’s share growth in the first quarter was driven primarily by IQOS.

(SLIDE 21.)

The quarterly share progression of HEETS in Korea also continues to stand out, reaching 7.3% in the first quarter. To put this performance into perspective, HEETS is now a top-5 tobacco brand in Korea less than one year after launch, with a quarterly share approaching those of our leading cigarette brands in the market, Marlboro and Parliament.

(SLIDE 22.)

Outside Japan and Korea, we continue to record strong sequential national share growth in other advanced IQOS launch markets, with first-quarter market shares ranging from 1.5% in Italy to 3.5% in Greece.

This performance demonstrates that we are successfully leveraging our learnings across markets to drive improved execution, higher IQOS awareness and strong conversion.

It is important to also remember that these national shares have been achieved despite not having a full national presence in these markets. We believe that the even higher quarterly offtake shares in focus cities -- such as 3.0% in Rome and 5.9% in Athens -- augur well for IQOS in these markets going forward.

(SLIDE 23.)

As seen on this chart, we are observing similar trends with our focus area offtake shares in IQOS launch markets that remain more targeted within a limited number of key cities.

This gives us further confidence that our investments behind the heated tobacco category are increasingly paying off.

(SLIDE 24.)

The growth of our RRP portfolio, coupled with the enduring strength of our combustible tobacco brands, is supporting strong anticipated cash generation in 2018.

For the year, we continue to target operating cash flow of over $9.0 billion. We plan to use this cash primarily for capital expenditures to support the growth of our business, and for dividends, at the Board’s discretion.

We anticipate capital expenditures of approximately $1.7 billion this year, with RRP-related investment expected to account for around 60% of the total.

(SLIDE 25.)

We remain committed to restoring, over time, our leverage multiples to the ranges associated with our current credit rating.

Importantly, both Moody's and S&P have recently confirmed our rating, with S&P revising its outlook from "negative" to "stable."

(SLIDE 26.)

In conclusion, our first quarter results came in better than expected, with the delta compared to our February forecast driven mainly by a lower effective tax rate and the timing of certain RRP investments.

Our leading combustible tobacco portfolio continues to support strong pricing, while contributing the lion's share of our earnings and cash flow.

In parallel, IQOS is recording strong sequential quarterly share growth across launch markets, demonstrating our ability to effectively invest and apply learnings in a wide range of geographies.

Finally, the full-year outlook for our business remains strong. Our increased 2018 EPS guidance reflects a growth rate of approximately 8% to 11%, excluding currency, compared to adjusted diluted EPS of $4.72 in 2017.

(SLIDE 27.)

Thank you. I am now happy to answer your questions.

NICK ROLLI

That concludes our call today. Thank you for joining us. If you have any follow-up questions, please contact the Investor Relations team.

Thank you again and have a nice day.